Exhibit 99

Taubman Centers, Inc. 200 East Long Lake Road Suit 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

CONTACT: Karen Mac Donald Taubman, Director, Communications 248-258-7469 kmacdonald@taubman.com	Gary Lewi Rubenstein Associates, Inc. 212-843-8000 glewi@rubenstein.com
Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com
FOR IMMEDIATE RELEASE
TAUBMAN RECEIVES POSITIVE RULING FOR
THE MALL AT OYSTER BAY
BLOOMFIELD HILLS, Mich. June 10, 2008 — Taubman Centers (NYSE: TCO) welcomed the ruling by New York State Supreme Court Justice Jeffrey Spinner that the Town of Oyster Bay must issue Taubman its long-delayed special use permit for The Mall at Oyster Bay. The luxury shopping center, to be anchored by Neiman Marcus, Nordstrom and Barney’s New York, will be the first new major retail property in Long Island in more than 30 years.
“The Court has now definitively ruled that there is no legal basis for the Town to further delay the mall,” said Steve Kieras, Taubman’s senior vice president of development. “We’re very pleased with the judge’s ruling and are prepared to begin construction on The Mall at Oyster Bay pending the Town complying with the Court’s decision.”
This new decision follows the Court’s decision on June 11, 2007 which set a 90-day final deadline for the Town to either identify evidence it alleged could justify a demand for a Supplemental Environmental Impact Statement or else issue the special use permit in compliance with the Court’s initial July 8, 2002 Order. Today’s decision confirms that the Town had no such evidence and therefore must issue the special use permit. “This is our 10th straight court victory,” said Kieras, “and we hope this decision will break through the remaining political roadblocks and finally allow us to build what will be one of the finest shopping destinations in the nation and one of the Town’s and county’s major economic resources.”
(more)

The Mall at Oyster Bay Court Ruling/222
The project, which will cost up to $500 million, will complete a dramatic environmental and economic transformation of the former Cerro Wire manufacturing complex adjacent to the Long Island Expressway in Syosset. Site clean-up and preparation has been completed, and construction of the mall is expected to generate 3,000 to 3,500 jobs in the building trades while pumping nearly a half billion dollars into the county’s economy. When open, the mall is expected to generate greater than $50 million in annual salaries and nearly $8.6 million in annual real estate tax revenues for the town and county, including nearly $4.7 million for the Syosset School District. This equates to almost $700 per student, yet does not add a single student or any additional costs to the district. In addition, the mall is expected to generate nearly $30 million in annual sales taxes and add approximately 2,000 permanent jobs.
Taubman Centers, Inc. (NYSE: TCO) is a real estate investment trust engaged in the development and management of regional and super regional shopping centers. Taubman’s 24 U.S. owned and/or managed properties, the most productive in the industry, serve major markets from coast to coast. The company’s Taubman Asia subsidiary is developing retail projects in Macao, China and Incheon, South Korea. Taubman Centers is headquartered in Bloomfield Hills, Michigan. For more information about Taubman, visit www.taubman.com.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.
#     #      #